<COVER>

                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549



                             FORM 8-K

                          CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)   October 10, 1997


                  Union Pacific Railroad Company
        --------------------------------------------------
        (Exact Name of Registrant as Specified in Charter)


                 Utah                    1-01324            13-6400825
     ----------------------------    ---------------    -------------------
     (State or Other Jurisdiction    (Commission        (IRS Employer
              of Incorporation)         File Number)     Identification No.)


1416 Dodge Street, Omaha, Nebraska                            68179
----------------------------------------                   ----------
(Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including area code (402) 271-5000


<PAGE 1>


Item 5.   Other Events.

Recently, Union Pacific Railroad Company (the "Company") has been experiencing serious congestion problems, especially on Southern Pacific ("SP") lines in the Gulf Coast area but also affecting other lines of the system. In late September 1997, following an intense analysis and planning effort, the
Company adopted a comprehensive Service Recovery Plan.   The objective of
this Plan is to return service to normal within 60 to 90 days. The Service Recovery Plan involves additional expenditures on locomotives and personnel and the diversion of traffic to other carriers, among other measures.

The Company has reported to the Surface Transportation Board of the Department of Transportation ("STB") in the ongoing oversight proceeding regarding the UP/SP merger, concerning the recent service problems and the Service
Recovery Plan. In addition, on October 2, 1997, the STB initiated a proceeding entitled Ex Parte No. 573, Rail Service in the Western United States, to provide interested persons the opportunity to report on the status of rail service in the western United States and to review proposals for solving the service problems that exist. The STB indicated that it would receive oral statements on the matter at a hearing on October 27, 1997, and would receive written statements by October 23, 1997. The Company expects to make oral and written submissions to the STB in this proceeding reporting further on its Service Recovery Plan and the progress that is being made in implementing it.

Two railroad competitors of the Company, Burlington Northern & Santa Fe Railway ("BNSF") and Kansas City Southern Railway ("KCS"), have publicly proposed that they be sold or given access to, or granted the right to control, various Company assets as a purported remedy for the Company's service problems. While the Company has sought and received constructive assistance from other carriers to deal with the congestion problems, the Company has declined to agree to the BNSF and KCS proposals on the grounds that they would worsen the problem, are legally unjustified, and are aimed at obtaining competitive advantages that were rejected by the STB in the UP/SP merger proceeding. Neither BNSF nor KCS has applied to the STB for imposition of their proposed measures. If any such applications are filed, the Company expects to oppose them.

Certain customers have submitted claims for damages related to shipments lost or delayed in transit while others have indicated an intention to submit claims for damages arising out of delays to their shipments as a result of the congestion problems. In addition, certain customers have asserted that they have the right to cancel contracts as a result of alleged material breaches of such contracts by the Company. It is not possible at this time to assess the likelihood or magnitude of any such liability or the likelihood that any of such contracts could be canceled by a customer.

The Company experienced a number of serious accidents in July and August 1997, although most overall safety measures continue to improve. In August and September 1997, the Federal Railroad Administration ("FRA") conducted an in-depth inquiry into the Company's safety practices and made a number of recommendations for improvements. The Company is working with the FRA and rail labor to implement these recommendations. The FRA has indicated that it may take enforcement actions against the Company.

The congestion problems are expected to adversely affect the financial performance of the Company in the remainder of 1997 and could lower earnings in the first quarter of 1998. The Company's parent, Union Pacific Corporation ("UPC"), currently estimates that 1997 earnings (excluding one-time merger implementation costs) of UPC and its subsidiaries, including the Company, could be approximately 5-10% above 1996 pro forma earnings of $664 million, or $2.71 per share.

The foregoing discussion contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. This information is based on facts available on the date of this Report, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed above. Important facts that could cause such differences include, but are not limited to, whether the Service Recovery Plan referred to above achieves its goals, industry competition and regulatory developments, natural events such as severe weather, floods and earthquakes, the effects of adverse economic conditions affecting the Company's shippers, changes in fuel prices and the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation.



Item 7.   Financial Statements and Exhibits.

      (c) Exhibits.

          99 Press Release dated October 1, 1997 describing the Union Pacific Railroad Company Service Recovery Plan and estimated financial impact of that Plan.

<PAGE 2>

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Union Pacific Railroad Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 10, 1997


                              UNION PACIFIC RAILROAD COMPANY


                              By:/S/    Carl W. von Bernuth
                                 --------------------------
                              Name:     Carl W. von Bernuth
                              Title:    Vice President & General Counsel



                          Exhibit Index
                          -------------


        Exhibit                  Description
        -------                  -----------


          99 Press Release dated October 1, 1997 describing the Union Pacific Railroad Company Service Recovery Plan and estimated financial impact of that Plan.